EXHIBIT 10.44

June 6, 2013

Dear Ingo:

We are pleased to extend this offer of employment to you. This offer is contingent upon the following: (1) the appointment of you to the position of Senior Vice President and Chief Financial Officer by the full Board of Directors of PAREXEL International Corporation; (2) your signing the enclosed Key Employee Agreement; and (3) satisfactory completion by PAREXEL of all reference and background checks.

You will be employed by PAREXEL’s US entity and will be subject to US terms and conditions of employment. Your title will be Senior Vice President and Chief Financial Officer, and you will report to Josef H. von Rickenbach, Chairman and Chief Executive Officer. You will initially be hired into the position of Senior Vice President of Finance and the Board of Directors’ appointment of you to the position of Chief Financial Officer will be effective upon September 1, 2013. Your first day of employment at PAREXEL will be July 8, 2013. Upon hire, you will be a member of the Company’s Business Review Committee (BRC). Your primary work location will be the Company’s Waltham, Massachusetts office, and you will be required to travel to other Company locations in your role. Your annualized base salary of $450,000 will be paid on a semi-monthly basis in the amount of $18,750. Generally, the Company reviews each employee's performance on an annual basis. Your first review date will be in November 2014.  Such reviews do not guarantee any increase in compensation or benefits. You will receive a Change of Control/Severance Agreement, which is enclosed with this letter.

You will receive a sign-on bonus in the total gross amount of $500,000, payable in two installments, each in the total gross amount of $250,000. The first installment will be payable in the first payroll period following your completion of ninety (90) days of employment. The second installment will be payable in the first payroll period following July 1, 2014. Each installment payment will be subject to the usual Federal and state tax withholdings, as well as to the Federal supplemental tax rate in effect at that time. You must be employed at the time of each installment payment to be eligible to receive each payment. Should you resign your employment with PAREXEL within twelve (12) months of either payment, you will be required to repay the applicable installment payment(s) in full.

You will be eligible to participate in the Company’s Management Incentive Plan (MIP) subject to the terms and conditions of MIP. Your target percentage under MIP will be 55% of your base salary. The actual amount may be higher or lower based on actual performance against metrics and prorated for partial years. Generally, payment is based on a combination of corporate and strategic business unit metrics (80%) as well as individual objectives (20%). A copy of the FY2013 MIP document is enclosed with this letter.

195 West Street | Waltham, MA 02451 USA | + 1 781 487 9900 t | + 1 781 434 5040 f
www. PAREXEL.com

EXHIBIT 10.44

A recommendation will be made to the Compensation Committee of the Board of Directors (Compensation Committee) of PAREXEL International Corporation that you be awarded 17,320 restricted shares of PAREXEL’s Common Stock which will vest in accordance with, and otherwise be subject to, the provisions set forth in the applicable restricted stock agreement, which you must execute in order to accept any such award. A recommendation also will be made to the Compensation Committee that you be awarded an option to purchase 34,640 shares of PAREXEL’s Common Stock, at an exercise price equal to the fair market value per share of PAREXEL’s Common Stock on the date of grant.  The option will vest and become exercisable in accordance with the provisions set forth in the applicable stock option agreement, which you must execute in order to accept any such award.  The Company is quoted on the NASDAQ National Market under the symbol “PRXL.”

You will be eligible for four (4) weeks of vacation in your first year, with additional time added based on completed years of employment (capped at five (5) weeks). We offer seven (7) paid holidays with four (4) additional paid personal days. Your vacation will accrue at a rate of 6.67 hours per pay period.

You will be entitled to participate in the benefit plans offered generally to U.S. employees, as well as benefits that may be offered from time to time to employees at your level. PAREXEL presently offers a benefits package including health, dental, vision, life and disability insurance designed to meet your personal and family needs. You may go to: www.USBenefits-PAREXEL.com for details on the benefits offered. The complete benefits program will be explained to you upon hire. Additionally, we offer the opportunity to participate in a 401(K) Savings Plan managed by Fidelity Investments. Company contributions are vested at a rate of 20% per year with full vesting at the completion of five (5) years of service. In your position, you will be entitled to participate in the PAREXEL International Nonqualified Deferred Compensation Plan currently in place for certain senior executives. Eligibility for Company-sponsored benefits is governed by the applicable plan documents.

PAREXEL also offers an Employee Stock Purchase Plan (ESPP) to all regular employees working more than 20 hours/week enabling them to purchase shares of PAREXEL Common Stock at a discount through payroll deductions. Employees are eligible to enroll prior to the ESPP payment periods beginning in June and December. Eligibility for Company-sponsored benefits is governed by the applicable plan documents.

As a condition of employment with PAREXEL, you are required to sign a Key Employee Agreement, a copy of which is enclosed with this letter. You will not be allowed to begin employment with the Company until PAREXEL has received a signed copy of the Key Employment Agreement.

Any offer of employment is contingent upon your eligibility to work in the United States. PAREXEL will provide you with financial and legal assistance for appropriate visa applications for you and your immediate family members through immigration attorneys

195 West Street | Waltham, MA 02451 USA | + 1 781 487 9900 t | + 1 781 434 5040 f
www. PAREXEL.com

EXHIBIT 10.44

retained by PAREXEL. If you obtain an appropriate visa and begin working for PAREXEL, PAREXEL will also provide financial and legal assistance to you and your immediate family members for permanent resident status (“Green Card”) applications through immigration attorneys retained by PAREXEL.

The foregoing describes the compensation and benefits being offered to you by PAREXEL, but is not a contract or guarantee of continued employment or employment for any particular period of time. At all times you will be an at-will employee, meaning that both you and PAREXEL are free to terminate your employment at any time, for any reason, with or without notice or cause.

Once again, Ingo, we are pleased to extend this offer of employment and look forward to working with you as part of the PAREXEL Team. Please confirm your acceptance by signing where indicated below and returning as soon as possible. Your signature indicates your acceptance of this offer of employment and that you understand the terms of the employment relationship. This letter sets forth PAREXEL’s entire offer of employment and supersedes any other written or verbal discussions concerning terms of employment with PAREXEL.

Sincerely,

/s/ Josef H. von Rickenbach

Josef H. von Rickenbach
Chairman and Chief Executive Officer
PAREXEL International Corporation

I accept PAREXEL’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Ingo Bank	6/7/2013
Signature	Date

195 West Street | Waltham, MA 02451 USA | + 1 781 487 9900 t | + 1 781 434 5040 f
www. PAREXEL.com